Exhibit 10.40
RSU Agreement
For Use from December 2007
Time Warner Cable Inc.
Restricted Stock Units Agreement
General Terms and Conditions
          WHEREAS, the Company has adopted the Plan (as defined below), the terms of which are hereby incorporated by reference and made a part of this Agreement; and
          WHEREAS, the Committee has determined that it would be in the best interests of the Company and its stockholders to grant the restricted stock units (the “RSUs”) provided for herein to the Participant pursuant to the Plan and the terms set forth herein.
          NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:
1.	Definitions. Whenever the following terms are used in this Agreement, they shall have the meanings set forth below. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan.
a)	“Cause” means, “Cause” as defined in an employment, consulting, advisory or similar agreement between the Company or any of its Affiliates and the Participant or, if not defined therein or if there is no such agreement, “Cause” means (i) the Participant’s continued failure substantially to perform such Participant’s duties (other than as a result of total or partial incapacity due to physical or mental illness) for a period of ten (10) days following written notice by the Company or any of its Affiliates to the Participant of such failure, (ii) dishonesty in the performance of the Participant’s duties, (iii) the Participant’s conviction of, or plea of nolo contendere to, a crime constituting (A) a felony under the laws of the United States or any state thereof or (B) a misdemeanor involving moral turpitude, (iv) the Participant’s insubordination, willful malfeasance or willful misconduct in connection with the Participant’s duties or any act or omission which is injurious to the financial condition or business reputation of the Company or any of its Affiliates, or (v) the Participant’s breach of any non-competition, non-solicitation or confidentiality provisions to which the Participant is subject. The determination of the Committee as to the existence of “Cause” will be conclusive on the Participant and the Company.

b)	“Disability” means, “Disability” as defined in an employment, consulting, advisory or similar agreement between the Company or any of its Affiliates and the Participant or, if not defined therein or if there shall be no such agreement, “Disability” of the Participant shall have the meaning ascribed to such term in the Company’s long-term disability plan or policy, as in effect from time to time, to the extent that either such definition also constitutes such Participant being considered “disabled” under Section 409A(a)(2)(C) of the Code.

c)	“Good Reason” means “Good Reason” as defined in an employment, consulting, advisory or similar agreement between the Company or any of its Affiliates and the Participant or, if not defined therein or if there is no such agreement, “Good Reason” means (i) the failure of the Company or any Affiliate to pay or cause to be paid the Participant’s base salary or annual bonus when due or (ii) any substantial and sustained diminution in the Participant’s authority or responsibilities materially inconsistent with the Participant’s position; provided that either of the events described in clauses (i) and (ii) will constitute Good Reason only if the Company fails to cure such event within 30 days after receipt from the Participant of written notice of the event which constitutes Good Reason; provided, further, that “Good Reason” will cease to exist for an event on the sixtieth (60th) day following the later of its occurrence or the Participant’s knowledge thereof, unless the Participant has given the Company written notice of his or her termination of Employment for Good Reason prior to such date.

d)	“Notice” means the Notice of Grant of Restricted Stock Units, which has been provided to the Participant separately and which accompanies and forms a part of this Agreement.

e)	“Participant” means an individual to whom RSUs as set forth in the Notice have been awarded pursuant to the Plan and shall have the same meaning as may be assigned to the terms “Holder” or “Participant” in the Plan.

f)	“Plan” means the equity plan, as such plan may be amended, supplemented or modified from time to time, maintained by the Company that is specified in the Notice.

g)	“Retirement” means a voluntary termination of Employment by the Participant following the attainment of (i) age 55 with ten (10) or more years of service as an employee or a director with the Company or any Affiliate or Time Warner Affiliate or (ii) age 65 with five (5) or more years of service as an employee or a director with the Company or any Affiliate or Time Warner Affiliate.

h)	“Severance Period” means the period of time following a termination of Employment during which a Participant is entitled to receive both salary continuation payments and continued participation under the health benefit plans of the Company or any Affiliate or Time Warner Affiliate, whether pursuant to an employment contract with, or a severance plan or other arrangement maintained by, the Company or any Affiliate or Time Warner Affiliate. For the avoidance of doubt, unless otherwise determined by the Committee, the Severance Period shall not include any time period following the date on which a Participant commences employment with a subsequent employer that is not an Affiliate or Time Warner Affiliate, regardless of whether the Participant continues to receive salary continuation payments from the Company or any Affiliate or Time Warner Affiliate after such date.

i)	“Shares” means shares of Class A Common Stock, par value $.01 per share, of the Company.

j)	“Time Warner Affiliate” means Time Warner Inc. and any entity that is consolidated with Time Warner Inc. for financial reporting purposes or any other entity designated by the Board in which Time Warner Inc. has a direct or indirect equity interest of at least twenty percent (20%), measured by reference to vote or value so long as the Company is consolidated with Time Warner Inc. for financial reporting purposes.

k)	“Vesting Date” means each vesting date set forth in the Notice.
2.	Grant of Restricted Stock Units. The Company hereby grants to the Participant (the “Award”), on the terms and conditions hereinafter set forth, the number of RSUs set forth on the Notice. Each RSU represents the unfunded, unsecured right of the Participant to receive one Share on the date(s) specified herein or in the Notice. RSUs do not constitute issued and outstanding Shares for any corporate purposes and do not confer on the Participant any right to vote on matters that are submitted to a vote of holders of Shares.

3.	Dividend Equivalents and Retained Distributions. If on any date while RSUs are outstanding hereunder the Company shall pay any regular cash dividend on the Shares, the Participant shall be paid, for each RSU held by the Participant on the record date, an amount of cash equal to the dividend paid on a Share (the “Dividend Equivalents”) at the time that such dividends are paid to holders of Shares. If on any date while RSUs are outstanding hereunder the Company shall pay any dividend other than a regular cash dividend or make any other distribution on the Shares, the Participant shall be credited with a bookkeeping entry equivalent to such dividend or distribution for each RSU held by the Participant on the record date for such dividend or distribution, but the Company shall retain custody of all such dividends and distributions (the “Retained Distributions”); provided, however, that if the Retained Distribution relates to a dividend paid in Shares, the Participant shall receive an additional amount of RSUs equal to the product of (i) the aggregate number of RSUs held by the Participant pursuant to this Agreement through the related dividend record date, multiplied by (ii) the number of Shares (including any fraction thereof) payable as a dividend on a Share. Retained Distributions will not bear interest and will be subject to the same restrictions and payment timing as the RSUs to which they relate.

4.	Vesting and Delivery of Vested Securities.
a)	Subject to the terms and provisions of the Plan and this Agreement, no later than 60 days after each Vesting Date with respect to the Award, the Company shall issue or transfer to the Participant the number of Shares that vested on such Vesting Date as set forth on the Notice and the Retained Distributions, if any, covered by that portion of the Award. Except as otherwise provided in paragraphs 6 and 7, the vesting of such RSUs and any Retained Distributions relating thereto shall occur only if the Participant has continued in Employment of the Company, any of its Affiliates or any Time Warner Affiliate on the Vesting Date and has continuously been so employed since the Date of Grant (as defined in the Notice).
b)	RSUs Extinguished. Upon each issuance or transfer of Shares in accordance with this Agreement, a number of RSUs equal to the number of Shares issued or transferred to the Participant shall be extinguished and such number of RSUs will not be considered to be held by the Participant for any purpose.

c)	Final Issuance. Upon the final issuance or transfer of Shares and Retained Distributions, if any, to the Participant pursuant to this Agreement, in lieu of a fractional Share, the Participant shall receive a cash payment equal to the Fair Market Value of such fractional Share.
5.	Termination of Employment.
(a)	If the Participant’s Employment with the Company, its Affiliates and Time Warner Affiliates is terminated prior to the Vesting Date by the Participant for any reason other than those described in clauses (b) and (c) below with respect to any portion of the Award, then the RSUs covered by any such portion of the Award and all Retained Distributions relating thereto shall be completely forfeited on the date of any such termination, unless otherwise provided in an employment, consulting, advisory or similar agreement between the Participant and the Company or an Affiliate.

(b)	If the Participant’s Employment with the Company, its Affiliates and Time Warner Affiliates terminates (i) as a result of his or her death or Disability or (ii) as a result of his or her Retirement or by the Company, its Affiliates or any Time Warner Affiliate for any reason other than for Cause on a date when the Participant satisfies the requirements for Retirement, then the RSUs for which a Vesting Date has not yet occurred and all Retained Distributions relating thereto shall, to the extent the RSUs were not extinguished prior to such termination of Employment, fully vest on the date of any such termination and Shares subject to the RSUs shall be issued or transferred to the Participant as soon as practicable, but not later than 90 days following such termination of Employment.

(c)	Subject to the terms of any employment, consulting, advisory or similar agreement entered into by the Participant and the Company, an Affiliate or a Time Warner Affiliate that provides for treatment of RSUs that is more favorable to the Participant than the terms of this paragraph 5(c), if the Participant’s Employment with the Company, its Affiliates and Time Warner Affiliates is terminated by the Company, its Affiliates or any Time Warner Affiliate for any reason other than for Cause (unless such termination is due to death, Disability, or Retirement), then a pro rata portion of the RSUs that were scheduled to vest on the next Vesting Date, and on any subsequent Vesting Dates that occur during a Severance Period, and any Retained Distributions relating thereto, shall, to the extent the RSUs were not extinguished prior to such termination of Employment, become vested, and Shares subject to such RSUs shall be issued or transferred to the Participant on each Vesting Date following such termination of Employment, determined as follows:
(x)	the number of RSUs covered by the portion of the Award that were scheduled to vest on such Vesting Date, multiplied by;

(y)	a fraction, the numerator of which shall be the number of days from the last Vesting Date (or the Date of Grant if there was no prior Vesting Date) during which the Participant either remained in Employment or was within a covered Severance Period, and the denominator of which shall be the number of days from the last Vesting Date (or the Date of Grant if there was no prior Vesting Date) through the next succeeding Vesting Date.
                      If the product of (x) and (y) results in a fractional share, such fractional share shall be rounded to the next higher whole share.
                 The RSUs and any Retained Distributions related thereto shall be completely forfeited if they are not vested under this paragraph 5(c).
(d)	If (i) the Company or an Affiliate transfers the Participant’s Employment to a corporation, company or other entity that is not a Time Warner Affiliate, (ii) the Affiliate with which the Participant has a service relationship ceases to be an Affiliate due to a sale or other disposition by the Company or an Affiliate or (iii) the Company is no longer a Time Warner Affiliate and the Participant’s service relationship is with a Time Warner Affiliate that is not the Company or an Affiliate, the vesting of the RSU and the issuance of the Shares shall be governed by paragraph 5(c) hereof as if the Participant’s Employment with the Company and all Affiliates and Time Warner Affiliates terminated on the date of such event.

For purposes of this paragraph 5, a temporary leave of absence shall not constitute a termination of Employment or a failure to be continuously employed by the Company, any Affiliate or a Time Warner Affiliate regardless of the Participant’s payroll status during such leave of absence if such leave of absence (i) is approved in writing by the Company, any Affiliate or any Time Warner Affiliate subject to the other terms and conditions of the Agreement and the Plan and (ii) constitutes a bona fide leave of absence and not a separation from service under Treas. Reg. §1.409A-1(h)(1)(i). Notice of any such approved leave of absence should be sent to the Company, but such notice shall not be required for the leave of absence to be considered approved.

In the event the Participant’s Employment with the Company, any of its

Affiliates or any Time Warner Affiliate is terminated, the Participant shall have no claim against the Company with respect to the RSUs and related Retained Distributions, if any, other than as set forth in this paragraph 5, the provisions of this paragraph 5 being the sole remedy of the Participant with respect thereto.

6.	Acceleration of Vesting Date. Subject to paragraph 7 and the terms of any employment, consulting, advisory or similar agreement entered into by the Participant and the Company, an Affiliate or a Time Warner Affiliate that provides for treatment of RSUs that is more favorable to the Participant than the terms of this paragraph 6, in the event of a Change in Control that also constitutes a change in ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, within the meaning of Section 409A(a)(2)(A)(v) of the Code (a “409A Change in Control Event”), to the extent the Award has not been previously canceled or forfeited, (a) the Award will vest in full upon the earlier of (i) the expiration of the one-year period immediately following the Change in Control, provided the Participant’s Employment with the Company and its Affiliates has not terminated, (ii) the original Vesting Date with respect to each portion of the Award, or (iii) the termination of the Participant’s Employment with the Company or any of its Affiliates (x) by the Company other than for Cause, (y) by the Participant for Good Reason, or (z) for death, Disability, or Retirement and (b) Shares subject to the RSUs shall be issued or transferred to the Participant, as soon as practicable, but in no event later than 60 days, following such Vesting Date, along with the Retained Distributions related thereto; provided, however, that notwithstanding the foregoing, to the extent that any such occurrence does not constitute a 409A Change in Control Event, the RSUs shall vest as described under this paragraph 6, but the issuance of Shares shall be made at the times otherwise provided hereunder as if no Change in Control had occurred. In the event of any such vesting as described in clauses (i) and (iii) of the preceding sentence, the date described in such clauses shall be treated as the Vesting Date.

7.	Limitation on Acceleration. Notwithstanding any provision to the contrary in the Plan or this Agreement, if the Payment (as hereinafter defined) due to the Participant hereunder as a result of the acceleration of vesting and payment of the RSUs pursuant to paragraph 6 of this Agreement, either alone or together with all other Payments received or to be received by the Participant from the Company or any of its Affiliates (collectively, the “Aggregate Payments”), or any portion thereof, would be subject to the excise tax imposed by Section 4999 of the Code (or any successor thereto), the following provisions shall apply:
a)	If the net amount that would be retained by the Participant after all taxes on the Aggregate Payments are paid would be greater than the net amount that would be retained by the Participant after all taxes are paid if the Aggregate Payments were limited to the largest amount that would result in no portion of the Aggregate Payments being subject to such excise tax, the Participant shall be entitled to receive the Aggregate Payments.

b)	If, however, the net amount that would be retained by the Participant after all taxes were paid would be greater if the Aggregate Payments were limited to the largest amount that would result in no portion of the Aggregate Payments being subject to such excise tax, the Aggregate Payments to which the Participant is entitled shall be reduced to such largest amount.
The term “Payment” shall mean any transfer of property within the meaning of Section 280G of the Code.

The determination of whether any reduction of Aggregate Payments is required and whether to waive the right to any Payments due under this Agreement or any portion thereof shall be made by the Participant, and such determinations shall be conclusive and binding on the Company and its Affiliates. To the extent that the Participant elects to waive the right to any Payments due under this Agreement, such Payments and the RSUs and Retained Distributions related thereto shall be forfeited.

The Company shall promptly pay, upon demand by the Participant but no later than the end of the year following the year in which incurred, all legal fees, court costs, fees of experts and other costs and expenses which the Participant incurred in any actual, threatened or contemplated contest of the Participant’s interpretation of, or determination under, the provisions of this paragraph 7.
8.	Withholding Taxes. The Participant agrees that,
a)	Obligation to Pay Withholding Taxes. Upon the payment of any Dividend Equivalents and the vesting of any portion of the Award of RSUs and the Retained Distributions relating thereto, the Participant will be required to pay to the Company any applicable Federal, state, local or foreign withholding tax due as a result of such payment or vesting. The Company’s obligation to deliver the Shares subject to the RSUs or to pay any Dividend Equivalents or Retained Distributions shall be subject to such payment. The Company and its Affiliates shall, to the extent permitted by law, have the right to deduct from the Dividend Equivalent, Shares issued in connection with the vesting or Retained Distribution, as applicable, or any payment of any kind otherwise due to the Participant any Federal, state, local or foreign withholding taxes due with respect to such vesting or payment.

b)	Payment of Taxes with Stock. Subject to the Committee’s right to disapprove any such election and require the Participant to pay the required withholding tax in cash, the Participant shall have the right to elect to pay the required withholding tax associated with a vesting with Shares to be received upon vesting. Unless the Company shall permit another valuation method to be elected by the Participant, Shares used to pay any required withholding taxes shall be valued at the closing price of a Share on the New York Stock Exchange on the date the withholding tax becomes due (hereinafter called the “Tax Date”). Notwithstanding anything herein to the contrary, if a Participant who is required to pay the required withholding tax in cash fails to do so within the time period established by the Company, then the Participant shall be deemed to have elected to pay such withholding taxes with Shares to be received upon vesting. Elections must be made in conformity with conditions established by the Committee from time to time.

c)	Conditions to Payment of Taxes with Stock. Any election to pay withholding taxes with Shares must be made on or prior to the Tax Date and will be irrevocable once made.
9.	Changes in Capitalization and Government and Other Regulations. The Award shall be subject to all of the terms and provisions as provided in this Agreement and in the Plan, which are incorporated by reference herein and made a part hereof, including, without limitation, the provisions of Section 10 of the Plan (generally relating to adjustments to the number of Shares subject to the Award, upon certain changes in capitalization and certain reorganizations and other transactions).

10.	Forfeiture. A breach of any of the foregoing restrictions or a breach of any of the other restrictions, terms and conditions of the Plan or this Agreement, with respect to any of the RSUs or any Dividend Equivalents and Retained Distributions relating thereto, except as waived by the Board or the Committee, will cause a forfeiture of such RSUs and any Dividend Equivalents or Retained Distributions relating thereto.

11.	Right of Company to Terminate Employment. Nothing contained in the Plan or this Agreement shall confer on any Participant any right to continue in the employ of the Company, any of its Affiliates or any Time Warner Affiliate, and the Company and any such Affiliate shall have the right to terminate the Employment of the Participant at any such time, with or without cause, notwithstanding the fact that some or all of the RSUs and related Retained Distributions covered by this Agreement may be forfeited as a result of such termination. The granting of the RSUs under this Agreement shall not confer on the Participant any right to any future Awards under the Plan.

12.	Notices. Any notice which either party hereto may be required or permitted to give the other shall be in writing and may be delivered personally or by mail, postage prepaid, addressed to Time Warner Cable Inc., at 7910 Crescent Executive Drive, Charlotte, NC 28217, attention Manager, Stock Programs, and to the Participant at his or her address, as it is shown on the records of the Company or its Affiliate, or in either case to such other address as the Company or the Participant, as the case may be, by notice to the other may designate in writing from time to time.

13.	Interpretation and Amendments. The Board and the Committee (to the extent delegated by the Board) have plenary authority to interpret this Agreement and the Plan, to prescribe, amend and rescind rules relating thereto and to make all other determinations in connection with the administration of the Plan. The Board or the Committee may from time to time modify or amend this Agreement in accordance with the provisions of the Plan, provided that no such amendment shall adversely affect the rights of the Participant under this Agreement without his or her consent.

14.	Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and shall be binding upon and inure to the benefit of the Participant and his or her legatees, distributees and personal representatives.

15.	Copy of the Plan. The Participant agrees and acknowledges that he or she has received and read a copy of the Plan.

16.	Governing Law. The Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to any choice of law rules thereof which might apply the laws of any other jurisdiction.

17.	Waiver of Jury Trial. To the extent not prohibited by applicable law which cannot be waived, each party hereto hereby waives, and covenants that it will not assert (whether as plaintiff, defendant or otherwise), any right to trial by jury in any forum in respect of any suit, action, or other proceeding arising out of or based upon this Agreement.

18.	Submission to Jurisdiction; Service of Process. Each of the parties hereto hereby irrevocably submits to the jurisdiction of the state courts of the State of New York and the jurisdiction of the United States District Court for the Southern District of New York for the purposes of any suit, action or other proceeding arising out of or based upon this Agreement. Each of the parties hereto to the extent permitted by applicable law hereby waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding brought in such courts, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that such suit, action or proceeding in the above-referenced courts is brought in an inconvenient forum, that the venue of such suit, action or proceedings, is improper or that this Agreement may not be enforced in or by such court. Each of the parties hereto hereby consents to service of process by mail at its address to which notices are to be given pursuant to paragraph 12 hereof.

19.	Personal Data. The Company, the Participant’s local employer and the local employer’s parent company or companies may hold, collect, use, process and transfer, in electronic or other form, certain personal information about the Participant for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan. Participant understands that the following personal information is required for the above named purposes: his/her name, home address and telephone number, office address (including department and employing entity) and telephone number, e-mail address, date of birth, citizenship, country of residence at the time of grant, work location country, system employee ID, employee local ID, employment status (including international status code), supervisor (if applicable), job code, title, salary, bonus target and bonuses paid (if applicable), termination date and reason, taxpayer’s identification number, tax equalization code, US Green Card holder status, contract type

(single/dual/multi), any shares of stock or directorships held in the Company, details of all grants of RSUs (including number of grants, grant dates, vesting type, vesting dates, and any other information regarding RSUs that have been granted, canceled, vested, or forfeited) with respect to the Participant, estimated tax withholding rate, brokerage account number (if applicable), and brokerage fees (the “Data”). Participant understands that Data may be collected from the Participant directly or, on Company’s request, from Participant’s local employer. Participant understands that Data may be transferred to third parties assisting the Company in the implementation, administration and management of the Plan, including the brokers approved by the Company, the broker selected by the Participant from among such Company-approved brokers (if applicable), tax consultants and the Company’s software providers (the “Data Recipients”). Participant understands that some of these Data Recipients may be located outside the Participant’s country of residence, and that the Data Recipient’s country may have different data privacy laws and protections than the Participant’s country of residence. Participant understands that the Data Recipients will receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of Shares on the Participant’s behalf by a broker or other third party with whom the Participant may elect to deposit any Shares acquired pursuant to the Plan. Participant understands that Data will be held only as long as necessary to implement, administer and manage the Participant’s participation in the Plan. Participant understands that Data may also be made available to public authorities as required by law, e.g., to the U.S. government. Participant understands that the Participant may, at any time, review Data and may provide updated Data or corrections to the Data by written notice to the Company. Except to the extent the collection, use, processing or transfer of Data is required by law, Participant may object to the collection, use, processing or transfer of Data by contacting the Company in writing. Participant understands that such objection may affect his/her ability to participate in the Plan. Participant understands that he/she may contact the Company’s Stock Plan Administration to obtain more information on the consequences of such objection.

20.	Compliance With Code Section 409A. The Agreement is intended to comply with the requirements of Code section 409A to avoid taxation under Code section 409A(a)(1) and shall, at all times be interpreted, operated and administered in a manner consistent with this intent. References herein to “termination of employment” and similar terms used in this Agreement shall be deemed to refer to “separation from service” within the meaning of Code section 409A to the extent necessary to comply with Code section 409A, as applied using a definition of “service recipient” with respect to Time Warner Affiliates that includes all entities that would be treated as a single employer with the Company under Code sections 414(b) and 414(c) applying a 20 percent ownership level, rather than an 80 percent ownership level. Notwithstanding any provision of the Agreement to the contrary, if at the time of a Participant’s separation from service, the Participant is a “specified employee” as defined in Code section 409A and any Shares or amounts otherwise payable under this Agreement as a result of such separation from service are subject to Code section 409A, then no transfer or payment of such Shares or amounts shall be made until the date that is six months following the Participant’s separation from service (or the earliest date as is permitted under Section 409A of the Code), and the Company will transfer or pay any Shares or amounts that are delayed under the foregoing within 90 days of such date. Notwithstanding the forgoing or any other term or provision of this Agreement or the Plan, neither the Company nor any Affiliate or Time Warner Affiliate nor any of its or their officers, directors, employees, agents or other service providers shall have any liability to any person for any taxes, penalties or interest due on any amounts paid or payable hereunder, including any taxes, penalties or interest imposed under Code section 409A.